Exhibit 10.16

DATED	2026

MKANGO RESOURCES LTD.

and

MKANGO RARE EARTHS LIMITED

and

MKANGO POLSKA SP. Z O.O.

and

MKANGO RARE EARTHS LIMITED

OFFTAKE ARRANGEMENT AGREEMENT

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THIS OFFTAKE ARRANGEMENT AGREEMENT made on the _____ day of ____________________, 2026

AMONG:

(1)	MKANGO RESOURCES LTD., a company governed by the laws of British Columbia, Canada with its registered office at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, V6C 0A3 (“Mkango Canada”);

(2)	MKANGO RARE EARTHS LIMITED, a BVI business company limited by shares incorporated in the British Virgin Islands with its registered address at Jayla Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Company”);

(3)	MKANGO POLSKA SP. Z O.O., a limited liability company incorporated in Poland with its registered address at ul. Kolejowa 45/147, 01-210 Warsaw, Poland, entered into the register of entrepreneurs of the National Court Register under KRS number 0000877069 (“Mkango Polska”); and

(4)	MKANGO RARE EARTHS LIMITED, a company incorporated in Malawi with Company Number COYR-VWKTLGQ, with registered address at Plot Number LE 61, Newlands, Blantyre, Malawi (“MKAR Malawi”).

WITNESSETH THAT:

(A)	WHEREAS the Company and Mkango Polska are party to the Business Combination Agreement (defined herein);

(B)	AND WHEREAS pursuant to the Business Combination Agreement, the Company and Mkango Polska agreed, upon the request by Mkango Canada, to enter into a binding agreement on the closing contemplated under the Business Combination Agreement, with Mkango Canada or one of its Affiliates to provide rights with respect to the purchase of Product for use in business, to identify a third party offtaker or to identify a third party to act as a marketing agent for the Company or any of its Subsidiaries;

(C)	AND WHEREAS Mkango Canada has made the request set out in recital (B) and therefore the Parties hereto have entered into this Agreement;

(D)	AND WHEREAS prior to the closing contemplated under the Business Combination Agreement, Mkango Canada directly owned 100% of the shares of the Company and Mkango Polska and indirectly owned 100% of the shares of MKAR Malawi;

(E)	AND WHEREAS immediately following the closing contemplated under the Business Combination Agreement it is expected that Mkango Canada will directly own approximately 80% of the shares of the Company and the Company will own 100% of the shares of each of Mkango Polska and MKAR Malawi;

(F)	AND WHEREAS the Company and its Subsidiaries intend to develop and construct a rare earths mining project in Malawi with an expectation of producing a purified mixed rare earth carbonate concentrate (“MREC”); and

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(G)	AND WHEREAS the Company and its Subsidiaries intend to develop and construct a rare earth separation plant in Poland with an expectation of producing separated rare earth oxides (“REO”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.	Definitions and Interpretation

1.1	Unless otherwise defined herein, in this Agreement (including the recitals and Schedules hereto):

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person;

“Aggregate Annual Entitlement” has the meaning set out in clause 2.1.5.

“Agreement” means this offtake arrangement agreement and the Schedules attached hereto, as the same may be amended or replaced from time to time.

“Board” means the board of directors of the Company, from time to time.

“Business Combination Agreement” means the business combination agreement dated July 2, 2025, as amended, by and among, Crown Proptech Acquisitions, Lancaster Exploration Limited (now Mkango Rare Earths Limited), Mkango Polska, MKA Exploration Limited and Mkango (Cayman) Limited.

“Business Day” means a day on which commercial banks are open for business in the British Virgin Islands, Poland, Malawi and Jersey, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Communication” has the meaning set out in clause 6.6.

“Confidential Data” has the meaning set out in clause 6.4.

“Control” means (a) in the case of a corporation, ownership or, or control or direction over, directly or indirectly, securities carrying more than 50% of the voting rights for election of directors; and (b) in the case of any other entity, the ability to direct its management or policies, whether through ownership, contract or otherwise, and "Controlled” and “Controlling” shall be construed accordingly.

“Defaulting Party” has the meaning set out in clause 4.2.

“Effective Date” means the date on which the merger contemplated under the Business Combination Agreement completes.

“LCIA” has the meaning set out in clause 6.9.

“Lease Option Agreement” dated January 10, 2025, between Grupa Azoty Zaklady Azotowe “Pulawy” S.A. and Mkango Polska, as such agreement may be amended or replaced from time to time.

“Malawi” means the Republic of Malawi.

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“Marketing Arrangements” means an arrangement or agreement, in writing, whereby a Third Party is appointed as an agent for the Company to sell Product to Third Party purchasers.

“Mineral Titles” means any and all forms of title or contract which evidence the right to explore, develop or produce Minerals, including any exploration or prospecting licences, mineral or mining claims, mining or mineral licences, concessions or leases, as well as all associated rights, such as surface rights, water rights, power rights and other rights relating to exploration, development or mining operations, whether contractual, statutory or otherwise.

“Mkango Offtake Agreement” has the meaning given in clause 2.1.1.

“MKAR Parties” means the Company, Mkango Polska and MKAR Malawi and “MKAR Party” means, individually and collectively, as the context requires, the Company, Mkango Polska and MKAR Malawi.

“Nominated Customer Offtake Agreements” has the meaning given in clause 2.1.2.

“Nominated Customers” has the meaning given in clause 2.1.2.

“Offtake Contract” means any agreement pursuant to which a Person is granted rights to purchase, market, process or otherwise offtake a fixed, minimum, maximum or variable quantity of Product, whether on a principal or agency basis.

“Offtake Offer Notice” has the meaning given in clause 3.1.

“Offtake Refusal Notice” has the meaning given in clause 3.1.1.

“Offtake / Sales Agreement” has the meaning given in clause 2.1.4.

“Offtake/Sales Terms” has the meaning given in clause 3.1.

“Parties” means Mkango Canada, the Company, Mkango Polska and Mkango Malawi and “Party” means any one of them as the context requires.

“Person” means any individual, firm, corporation, exempted company, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Product” means (i) all ores, concentrates, oxides, other intermediate products, and any other products that may be produced from the Songwe Property or the Pulawy Plant, including but not limited to MRECs and REOs, whose value is predominantly based on one or more Rare Earth Elements; and (ii) in the case of SEGH processed by parties other than an MKAR Party, includes rare earth oxides available to the MKAR Parties for buy-back via tolling or similar agreements from such third parties.

“Pulawy Plant” means the rare earth mineral separation plant proposed to be built in Pulawy Poland on the land covered by the Lease Option Agreement and/or on such other land that may be used to construct the proposed separation plant.

“Rare Earth Element” means each of the following elements: cerium (Ce), dysprosium (Dy), erbium (Er), europium (Eu), gadolinium (Gd), holmium (HO), lanthanum (La), lutetium (Lu), neodymium (Nd), praseodymium (Pr), samarium (Sm), scandium (Sc), terbium (Tb), thulium (TM), ytterbium (Yb) and yttrium (Y) and such other similar elements of the periodic table that may be included from time to time.

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“Schedule” means a schedule to this Agreement.

“SEGH” means medium/heavy rare earth enriched carbonate or nitrate to be produced as one of the Products from the Pulawy Plant.

“Songwe Property” means the Retention Licences RTL 0001/21, RTL 0002/21, RTL 0003/21, and RTL 0007/21, attached hereto as Schedule 1, pertaining to the Songwe Hill Rare Earths project located in Malawi, including all forms of Mineral Titles that may be issued in the future to replace, supplement, renew, convert or substitute for or be issued in exchange for, the retention licences by process of law or otherwise, including the associated Songwe Hill large scale mining licence for the combined retention licences.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Third Party” means any Person (including HyProMag USA LLC) other than Mkango Canada or an Affiliate thereof.

“Third Party Marketer” has the meaning given in clause 2.1.3.

1.2	In the interpretation of this Agreement, the following rules apply unless the context requires otherwise.

1.2.1	Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. A gender includes all genders. A reference to a Section or Article is a reference to a section or article of this Agreement. A reference to $ is a reference to the currency of the United States of America.

1.2.2	Reference to a Party includes that Party’s successors and permitted assigns.

1.2.3	If an event or action must occur on a specified day which is not a Business Day, then the specified day will be taken to be the next Business Day.

1.2.4	Where figures are referred to in numerals and in words, if there is any conflict between the two the words shall prevail.

1.2.5	The Company covenants and agrees that it shall use all reasonable endeavours (and shall use reasonable endeavours to assist its Subsidiaries and Affiliates) to take all actions, and execute and deliver all agreements and instruments, reasonably necessary to facilitate performance and compliance with the obligations of the MKAR Parties contemplated by this Agreement, whether or not such Subsidiary or Affiliate is a party hereto.

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2.	Right to Offtakes, Sales and Marketing

2.1	Mkango Canada shall have the right, from time to time and at any time, either on its own behalf or through one or more of its Affiliates, to provide written notice to the Company that it (on its own or with one or more of its Affiliates) wishes to:

2.1.1	enter into one or more Offtake Contracts with one or more MKAR Parties, as applicable, to purchase Product (a “Mkango Offtake Agreement”) for one or more calendar years;

2.1.2	nominate one or more bona fide and Third Party customers (“Nominated Customers”) to enter into one or more Offtake Contracts with one or more MKAR Party, as applicable, to purchase Product for one or more calendar years (the “Nominated Customer Offtake Agreements”); and

2.1.3	nominate one or more bona fide and Third Party Person with experience in sales and marketing of Product (“Third Party Marketer”) to enter into one or more sales and marketing agreements to arrange the sales of Product for one or more calendar years (“Sales and Marketing Agreements”)

and, in each case

2.1.4	following execution of the Mkango Offtake Agreement, Nominated Customer Offtake Agreements and Sales and Marketing Agreements (together, the “Offtake/Sales Agreement(s)”), as the case may be, the MKAR Parties agree to sell and deliver to Mkango Canada (or its Affiliate), the Nominated Customer and the Third Party Marketer, as the case may be, Product as contemplated in such Offtake/Sales Agreements;

provided that

2.1.5	the maximum annual production volume of Product required to be sold and delivered by the MKAR Parties pursuant to the Offtake/Sales Agreement(s) shall not, at any time, exceed 25% of the MKAR Parties’ annual production volume of Product (the “Aggregate Annual Entitlement”).

2.2	The terms of each Mkango Offtake Agreement will be negotiated by Mkango Canada and the Company in good faith on a reasonable basis in accordance with the principles set out in Schedule 2.

2.3	Each Nominated Customer Offtake Agreement and Sales and Marketing Agreement shall incorporate a commercially reasonable methodology for determining the pricing of the applicable Product.

2.4	Subject to clause 2.5, the terms of any Nominated Customer Offtake Agreement and/or the terms of any Sales and Marketing Agreements will be negotiated by Mkango Canada on behalf of the MKAR Parties, as applicable, on an arm’s length basis. The MKAR Parties, as applicable, agree to enter into such agreement(s) as soon as possible after Mkango Canada and the Nominated Customer or Third Party Marketer, as the case may be, have agreed the terms of such agreement, provided that any such agreement will be subject to the approval of the board of directors of the relevant MKAR Party or MKAR Party Subsidiary or Affiliate solely with respect to the identity of the proposed counterparty, such approval not to be unreasonably withheld, conditioned or delayed.

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2.5	Each Offtake / Sales Agreement which provides for delivery of Product from the Songwe Property shall include a provision that the MKAR Parties can at any time request that the Product first be sent to the Pulawy Plant for processing and that delivery of Product shall, in such circumstances, instead occur from the Pulawy Plant, provided however that such agreement shall also include a provision that the MKAR Parties may, at any time, determine that the delivery of Product shall instead be from the Songwe Property.

2.6	The MKAR Parties agree to provide as soon as reasonably practicable information reasonably requested by Mkango Canada and the proposed Nominated Customer and proposed Third Party Marketer in order for Mkango Canada to exercise its rights under clauses 2.1, 2.3 and 2.4 (including expected production of Product for the forthcoming year) and for Mkango Canada, the Nominated Customers and Third Party Marketers, as the case may be, to negotiate and agree the terms of the Offtake / Sales Agreements.

2.7	There may be one or more Offtake / Sales Agreements in place at the same time for the same period of time, provided that the Aggregate Annual Entitlement provided for thereunder is not exceeded.

2.8	Following termination or expiry of one or more Offtake / Sales Agreements, the provisions of clauses 2.1 to 2.7 shall apply to any new Offtake / Sales Agreements that Mkango Canada wishes to negotiate and agree.

3.	Right of First Refusal

3.1	If, at any time and from time to time, the MKAR Parties are not party to Offtake / Sales Agreements for the full Aggregate Annual Entitlement and an MKAR Party is offered Offtake / Sales terms and conditions (“Offtake / Sales Terms”) from any bona fide Third Party, the MKAR Parties shall be required to provide written notice (“Offtake Offer Notice”) to Mkango Canada of the Offtake / Sales Terms, whereupon:

3.1.1	Mkango Canada (or, at the election of Mkango Canada, a Nominated Customer) shall have 20 (twenty) Business Days (the “Offtake Election Notice Deadline”) after receipt of such Offtake Offer Notice, to provide written notice to the MKAR Parties that Mkango Canada, the Nominated Customer or Third Party Marketer, as the case may be, wishes to match or improve on such Offtake / Sales Terms (an “Offtake Election Notice”) for up to such percentage of the MKAR Parties’ annual production of Product up to the Aggregate Annual Entitlement which is not, at the date of the Offtake Election Notice or the Offtake Election Notice Deadline the subject of Offtake / Sales Agreements contemplated under clause 2, or that it does not wish to do so (an “Offtake Refusal Notice”);

3.1.2	if Mkango Canada delivers an Offtake Election Notice to the MKAR Parties, the MKAR Parties shall (i) not offer the Offtake / Sales Terms to any Third Party in respect of that portion of the Aggregate Annual Entitlement elected by Mkango Canada, Nominated Customer or Third Party Marketer, as the case may be; and (ii) shall use commercially reasonable endeavours to procure that an Offtake / Sales Agreement recording the Offtake / Sales Terms is promptly entered into between the MKAR Parties, on the one hand, and Mkango Canada, the Nominated Customer or Third Party Marketer, as the case may be (in respect of that portion of the Aggregate Annual Entitlement elected by Mkango Canada (on behalf of itself or a Nominated Customer or Third Party Marketer); and

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3.1.3	if, in relation to any Offtake / Sales Terms, Mkango Canada delivers to the MKAR Parties an Offtake Refusal Notice, fails to give an Offtake Election Notice within the required period or, having given an Offtake Election Notice, decides at any time not to proceed or for any reason is unable to proceed with such Offtake Terms (whereupon it shall give written notice thereof to the MKAR Parties), the MKAR Parties shall thereafter be entitled to pursue such Offtake Terms with the Third Party on the Offtake / Sales Terms, provided however that in no event shall the MKAR Parties at any time be entitled to enter into any agreements with any parties which would result in the MKAR Parties agreeing to sell more than 75% of the MKAR Parties’ annual production of Product.

3.2	If, during the negotiations between the MKAR Parties and the Third Party pursuant to the MKAR Parties’ entitlements under clause 3.1.3, any amendments are made to the Offtake / Sales Terms which may reasonably be considered to be materially favourable to the Third Party, the MKAR Parties shall, before entering into any binding documentation with the Third Party on such amended terms, be required to provide written notice to Mkango Canada of such amendments and the provisions of clause 3.1 shall apply to such amended Offtake Terms.

4.	Good Faith and Breach

4.1	The Parties hereby undertake during the existence of this Agreement to:

4.1.1	at all times show to one another the utmost good faith in their dealings with each other; and

4.1.2	do all such reasonable things, perform all such reasonable actions and take all such reasonable steps as may be open to it and necessary for and incidental to the implementation of the terms and conditions of this Agreement.

4.2	Should a Party (the “Defaulting Party”) commit a material breach of any of the provisions hereof, then the other Party (the “Aggrieved Party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 20 (twenty) Business Days written notice to remedy such breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to terminate this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party’s obligations in either event without prejudice to the Aggrieved Party’s rights to claim damages. The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law.

5.	Assignment and Term

5.1	This Agreement is personal to Mkango Canada and the MKAR Parties and may not be assigned by any Party without the express written consent of all the other Parties.

5.2	Termination of this Agreement shall not affect any right, obligation or liability arising prior to such termination, nor:

5.2.1	operate as a discharge of performance of the unexecuted portion of this Agreement, except performance of any obligation outstanding as at the date on which the termination takes effect; nor

5.2.2	abrogate or prejudice any right of any Party in respect of any rights and remedies provided under applicable law or in equity; nor

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5.2.3	abrogate or prejudice any right (whether conferred by this Agreement or existing in law or in equity) of any Party in respect of any antecedent breach by the another Party of any obligations under this Agreement.

For purposes of clarity, termination shall not itself create or confer any claim or benefit in favour of any Party against the other.

6.	General Provisions

6.1	The application of the United Nations Convention on Contracts for the International Sale of Goods (CISG), also known as the Vienna Convention, is expressly excluded from this Agreement and any transaction contemplated by it.

6.2	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, and understandings between them, whether written or oral, relating to its subject matter. Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no remedy in respect of, any statement, representation, assurance or warranty, whether made innocently or negligently, that is not expressly set out in this Agreement. Nothing in this clause shall limit or exclude any liability for fraud.

6.3	Nothing herein shall be construed as creating a partnership between or among the Parties. Nothing contained in this Agreement shall be construed so as to constitute a Party an agent or legal representative of another Party. Except as otherwise specifically provided in this Agreement, a Party shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Party.

6.4	All data and information provided to or received by a Party with respect to this Agreement, other than information already in the public domain other than through a breach of confidence, (“Confidential Data”) shall be treated as confidential. A Party shall not disclose Confidential Data to third parties, unless the disclosure is reasonably believed to be required by law or a regulatory or tax authority or stock exchange having jurisdiction over the Party or the disclosure is consented to by the Parties. Notwithstanding the foregoing, a Party may disclose Confidential Data to the extent that a Party’s directors, officers, employees, agents, professional advisors, financing sources or potential assignees, in each case on a “need to know” basis and provided such Persons are bound by confidentiality obligations which last at least two years.

6.5	To the extent legally permitted, the disclosing Party shall give prior written notice of any disclosure under clause 6.4 and, where practicable, take into account the reasonable comments of the other Party.

6.6	Any notice, direction or other communication (“Communication”) given hereunder, irrespective of whether such Communication was required, permitted or otherwise provided pursuant to or in respect of this Agreement, shall be in writing and, if delivered, shall be deemed to have been given and received on the day it is actually received and, if mailed by registered mail, shall be deemed to have been given and received on the fifth (5th) day following such mailing and, if sent by e-mail or other similar form of electronic communication, shall be deemed to have been given and received on the day it was so sent if sent during normal business hours (9:00 a.m. to 5:00 p.m local time at the place of receipt) or on the next following business day in the place of receipt if sent outside of normal business hours in such location.

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6.7	Notices in each case shall be addressed as follows:

6.7.1	If to Mkango Canada at:

Mkango Resources Ltd.

550 Burrard Street

Suite 2900

Vancouver, BC

Canada V6C 0A3

Attention: [●]

E-mail: [●]

6.7.2	If to the MKAR Parties at:

Mkango Rare Earths Limited

2 Sheriff Road

London, NW6 2AP

United Kingdom

Attention: [●]

Email: [●]

Any Party may give, at any time, notice in writing to the other Parties of any change of address of the Party giving such notice and, from and after the giving of such notice in accordance with this Agreement, the address or addresses therein specified shall be deemed to be the address of such Party for purposes of giving notice hereunder. Any Communication required or permitted to be given hereunder to the Board shall be in writing and shall be delivered, mailed or sent to each of the Parties in accordance with this Section 6.7.

6.8	The Parties agree to execute and cause to be executed such other documents, and take and cause to be taken such other actions, as are reasonably necessary to secure and give effect to the rights and obligations granted and assumed hereunder.

6.9	Any dispute arising out of or in connection with this Agreement shall be resolved by arbitration in London, England conducted in the English language by a single arbitrator pursuant to the rules of the London Court of International Arbitration (“LCIA”) save that unless the Parties agree otherwise:

6.9.1	there shall be only one arbitrator;

6.9.2	the LCIA shall appoint the arbitrator;

6.9.3	the costs of such arbitration shall be paid as determined by the arbitrator; and

6.9.4	the award made by the arbitrator shall be final and binding upon the Parties, except in the case of manifest error or fraud.

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6.10	The rights and obligations in this Agreement (including any non-contractual obligations) shall be governed by and construed in accordance with the laws of England and Wales. The Parties submit to the exclusive jurisdiction of the courts of England and Wales, subject to Section 6.9.

6.11	Subject to Sections 2.5 and 4.2, this Agreement shall continue in full force and effect until the earlier of:

6.11.1	its termination by written consent of Mkango and the Company (on behalf of the MKAR Parties); and

6.11.2	the later of (i) the end of Life of Mine of the Songwe Property; and (ii) the termination of all operations of the Pulawy Plant.

6.12	This Agreement may be executed in one or more counterparts (which may include counterparts delivered by facsimile) and all of those counterparts taken together shall constitute one and the same instrument.

6.13	A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a provision of this Agreement.

6.14	Any variation of this Agreement must be in writing and signed by or on behalf of each of the Parties.

6.15	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to whom the waiver is addressed and to the circumstances for which it is given. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy nor shall it prevent any future exercise or enforcement thereof, and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any right or remedy or other rights or remedies.

6.16	Any provisions of this Agreement which expressly or by implication continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination.

6.17	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, then the following shall apply:

6.17.1	the relevant provision shall be suspended and no longer effective to the extent of such illegality, invalidity or unenforceability; and

6.17.2	where the effect of the suspension of any such provision has a material impact on the substantive rights, assets, benefits, liabilities or obligations of a Party, then:

(a)	such Party shall be entitled to propose written amendments to this Agreement to address such impact or impacts;

(b)	where such proposed amendments are agreed between the Parties, such amendments shall be binding upon the Parties; and

where such proposed amendments are not agreed between the Parties, the other Party shall propose written amendments to address such impact or impacts and either Party may submit both sets of proposed amendments to an arbitrator pursuant to the provisions of Section 6.9, where the arbitrator may accept either version of such proposed amendments or any other resolution to address such impact or impacts, including any order of damages.

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Schedule 1– Songwe Property

[Retention Licences to all be attached]

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Schedule 2 – Principles of the Mkango Offtake Agreement

The provisions of this Schedule 2 are binding. Terms used in this Schedule and which are not defined herein have the same meanings as in the Agreement to which this Schedule forms part.

The Mkango Offtake Agreement will:

●	Include Mkango Canada or an Affiliate and each of the MKAR Parties, provided that if such agreement is among an Affiliate and the MKAR Parties only, and such Affiliate ceases to be an Affiliate of Mkango Canada during the term of the Mkango Offtake Agreement, the MKAR Parties shall be entitled to terminate the agreement unless such entity (after ceasing to be an Affiliate) is able to demonstrate to the satisfaction of the MKAR Parties, acting reasonably, that it has the financial capability to perform its obligations under the Mkango Offtake Agreement or that adequate security for such performance will be provided

●	Require the MKAR Parties to sell and deliver Product to Mkango Canada (or an Affiliate) for up to the Aggregate Annual Entitlement (or such percentage as remains available from the Aggregate Annual Entitlement at the applicable time)

●	Be based on industry standards on arm’s length terms

●	Include commercially reasonable methodology for determining the pricing of the applicable Product and payment terms and mechanics to include reference pricing indices, quotation periods, currency conventions and fallback pricing methodologies where market quotations are unavailable

●	Contain such specifications as to the Products as reasonably requested by Mkango Canada including adjustments for assay results, specifications, impurities, recoveries and quality differentials

●	Include delivery obligations and specifications including applicable Incoterms, freight allocation, insurance responsibilities and title/risk transfer mechanics

●	Consider the point at which risk and title of the Product passes from the MKAR Parties to Mkango Canada (or an Affiliate), whether the Songwe Property, the Pulawy Plant or somewhere else

●	Include purchase and delivery obligations from the “Commercial Production Commencement Date” (to be defined based on industry standards on arm’s length terms) and continue for a period of 10 years thereafter, with the ability of Mkango Canada to extend on identical or better terms for additional periods of 5 years

●	Take into account the tax considerations of the applicable Parties and be structured to comply with applicable transfer pricing, tax and related-party transaction requirements

●	Include reporting obligations on the MKAR Parties to Mkango Canada and provide Mkango Canada with audit rights in respect of the compliance by the MKAR Parties with their obligations under the Mkango Canada Offtake Agreement

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●	Require the Parties to comply with applicable ESG standards and sanctions/anti-bribery/anti-money laundering laws

●	Exclude the United Nations Convention on Contracts for the International Sale of Goods (CISG)

●	Include market standard provisions addressing force majeure and change in law

●	Include standard representations and warranties, indemnities and confidentiality obligations

●	Permit Mkango Canada to assign and transfer the contract to any party (an “Assignee”), provided that the Assignee demonstrates to the satisfaction of the MKAR Parties, acting reasonably, that it has the financial capability to perform its obligations under the Mkango Offtake Agreement or that adequate security for such performance will be provided

●	Be subject to English law, with LCIA arbitration

Process for agreeing the terms of the Mkango Offtake Agreement:

●	Mkango Canada shall be entitled at any time to present to the MKAR Parties a draft Mkango Offtake Agreement which it believes complies with the above principles, which draft the MKAR Parties agree to negotiate with Mkango Canada in good faith

●	If no binding agreement has been reached by the Parties within a period of sixty (60) days following the date on which Mkango Canada provides the first draft to the MKAR Parties, the Parties agree to appoint an Expert to whom each of Mkango Canada (on the one hand) and the MKAR Parties (on the other hand) may present drafts (“Final Drafts”) of the Mkango Offtake Agreement reflecting the terms above, which each of them would be prepared to sign, for final selection by the Expert

●	All costs of the Expert will be borne equally by Mkango Canada (on the one hand) and the MKAR Parties (on the other hand)

●	The Expert will consider the Final Drafts and give notice to the Parties as to which Final Draft should be executed. In making his or her decision, the Expert shall be guided by the principle that the terms should reflect those included in this Schedule 2

●	When determined, the Final Draft that has been selected by the Expert shall be executed by the Parties forthwith. Such Final Draft may be amended by the Expert so as to (i) insert relevant party names (ii) correct errors (iii) delete clearly extraneous provisions and (iv) otherwise make adjustments necessary to ensure the enforceability of the selected Final Draft

●	The Expert shall be selected according to the rules of The Academy of Experts, 3 Gray’s Inn Square, London, WC1R 5AH upon application thereto by any of the Parties. The Expert will be instructed to make its decision within 45 business days of receiving both Final Drafts

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Mkango Canada

Executed by MKANGO RESOURCES LTD. acting by [NAME OF FIRST DIRECTOR], a director, and [NAME OF SECOND DIRECTOR OR COMPANY SECRETARY], [a director OR its secretary]	________________________ [SIGNATURE OF FIRST DIRECTOR] Director ________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]

MKAR

Executed by MKANGO RARE EARTHS LIMITED acting by [NAME OF FIRST DIRECTOR], a director, and [NAME OF SECOND DIRECTOR OR COMPANY SECRETARY], [a director OR its secretary]	________________________ [SIGNATURE OF FIRST DIRECTOR] Director ________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]

Mkango Polska

Executed by MKANGO POLSKA SP. Z O.O. acting by [NAME OF FIRST DIRECTOR], a director, and [NAME OF SECOND DIRECTOR OR COMPANY SECRETARY], [a director OR its secretary]	________________________ [SIGNATURE OF FIRST DIRECTOR] Director ________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]

MKAR Malawi

Executed by MKANGO RARE EARTHS LIMITED acting by [NAME OF FIRST DIRECTOR], a director, and [NAME OF SECOND DIRECTOR OR COMPANY SECRETARY], [a director OR its secretary]	________________________ [SIGNATURE OF FIRST DIRECTOR] Director ________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]

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